EXHIBIT 99.5

PRO FORMA FINANCIAL STATEMENTS

The following Unaudited Pro Forma Combined Income Statement gives effect to the acquisition by the Company of Automatic Laundry Company Ltd. (“ALC”).  This pro forma presentation has been prepared utilizing historical financial statements and notes thereto, certain of which are included herein as well as pro forma adjustments as described in the Notes to the Unaudited Combined Pro Forma Financial Statement.

The Unaudited Pro Forma Combined Income Statement for the year ended December 31, 2007 includes the operating results of the Company and ALC assuming the acquisition occurred on January 1, 2007.

The Unaudited Pro Forma Combined Income Statement is presented for illustrative purposes only and does not purport to represent what the Company’s results of operations would have been had the acquisition of ALC occurred on the dates indicated or the results which may be obtained in the future. Such pro forma financial statement is qualified in its entirety by reference to, and it should be read in conjunction with, the historical audited consolidated financial statements of the Company and the historical audited financial statements of ALC. ALC’s audited financial statements are attached herewith as part of this report and are incorporated herein by reference.

Although the Company believes it can achieve cost savings by combining certain operational, administrative, sales and marketing functions of ALC with those of the Company, none of these potential benefits which may be derived from the combination with the acquired ALC business have been included in the Unaudited Pro Forma Combined Income Statement.

The acquisition has been accounted for using the purchase method of accounting. The Unaudited Pro Forma Combined Income Statement reflects the preliminary allocation of the purchase price of Approximately $12 million of goodwill, approximately $22.4 million of equipment and approximately $82 million of intangibles assets representing contract rights related to laundry facilities management contracts. The Company expects that the tangible assets will be depreciated over an average of five years and the contract rights will be amortized over twenty years on the straight-line basis. The Company will determine the final purchase price allocation following completion of final appraisals of ALC’s assets.

MAC-GRAY CORPORATION UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2007

(In thousands, except share data)

		Automatic Laundry			Pro Forma Combined
	Mac-Gray Corp.	Company, Ltd			Income Statement
	Year Ended	Year Ended			Year Ended
	December 31,	December 31,	Pro Forma		December 31,
	2007	2007	Adjustments		2007

Revenue:
Facilities management revenue	$242,803	$65,873			$308,676
Product sales	53,099	—			53,099
Total revenue	295,902	65,873	—		361,775

Cost of revenue:
Cost of facilities management revenue	162,839	45,252			208,091
Depreciation and amortization	37,410	8,925	80	(1)	46,415
Cost of product sales	40,347	—			40,347
Total cost of revenue	240,596	54,177	80		294,853

Gross margin	55,306	11,696	(80)		66,922

Operating expenses:
General, administration, sales and marketing	34,439	9,826			44,265
Depreciation and amortization	1,611	—			1,611
(Gain) loss on sale of assets, net	(254)	285			31
Total operating expenses	35,796	10,111	—		45,907

Income (loss) from operations	19,510	1,585	(80)		21,015
Interest expense, net	13,745	322	8,866	(2)	22,933
Loss related to derivative instruments	1,737	—			1,737
Loss on early extinguishment of debt			200	(2)	200
Other (Income)	—	(521)			(521)
Income (loss) before provision for (benefit from) income taxes	4,028	1,784	(9,146)		(3,334)
			689	(3)
Provision for (benefit from) income taxes	1,509	—	(3,532	)(3)	(1,334)

Net income (loss)	$2,519	$1,784	$(6,303)		$(2,000)

Net income per common share – basic	$0.19				$(.15)
Net income per common share - diluted	$0.18				$(.15)
Weighted average common shares outstanding - basic	13,209				13,209
Weighted average common shares outstanding - diluted	13,680				13,209

FOOTNOTES TO PRO FORMA FINANCIAL STATEMENT

(in thousands)

(1)

Represents the net of the elimination of ALC’s depreciation and  amortization expense of $8,924 and one year of straight-line depreciation and amortization expense of $9,004 associated with the estimated fair  market value of approximately $22,400 assigned to the acquired equipment and $82,000 of contract rights. The assigned values are pending finalization of the business appraisal process.

(2)

The acquisition was financed with approximately $107,100 variable rate debt provided by the Company’s bank group on April 1, 2008 and a $10,000 note bearing an annual interest rate of 9% issued to the seller. The pro forma interest expense on the incremental debt of $117,100 would have been $9,188, using an interest rate of 7.74% on the bank debt, which is the interest rate on the variable rate debt at April 1, 2008 and 9% on the seller note. If variable interest rates fluctuate by 1/8 of 1%, the impact would be to increase or decrease interest expense on the variable rate debt by $134.  The adjustment also eliminated interest expense of $322 recorded by the seller and recorded a $200 expense for the early extinguishment of debt related to the Company renegotiating its credit facility.

(3)

The net impact of the above adjustments is to decrease pro forma taxable income by $9,146. The tax benefit of $3,532 resulting from this loss has been calculated using a tax rate of 38.6%, the statutory rate for the Company for the year ended December 31, 2007. The tax benefit is offset by $689 resulting from applying the Company’s statutory tax rate to ALC’s income before taxes.